EXHIBIT 99.1

NASDAQ:	CHFC
FOR RELEASE:	IMMEDIATELY
DATE:	OCTOBER 18, 2001

CONTACT:	CHEMICAL FINANCIAL CORPORATION Aloysius J. Oliver, President and Chief Executive Officer (989) 839-5350

Chemical Financial Corporation Amends News Release --
Previously Reported Earnings Remain The Same

          Midland, Michigan -- Chemical Financial Corporation is issuing this release to correct the amounts reported for shareholders' equity and equity per share which were incorrectly stated in its October 15, 2001 release announcing third quarter operating results. The numbers reported for net income and net income per share are not affected by this correction. The attached release repeats the information contained in the October 15, 2001 release with the corrected amounts for shareholders' equity and equity per share.

          Chemical common stock is traded on The Nasdaq Stock Market under the symbol "CHFC" and is one of the issues comprising the Nasdaq Financial 100 Index.

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PRESS RELEASE
NASDAQ:	CHFC
FOR RELEASE:	IMMEDIATE
DATE:	October 18, 2001

CONTACT:	ALOYSIUS J. OLIVER (989) 839-5352	LORI A. GWIZDALA (989) 839-5358

CHEMICAL FINANCIAL CORPORATION ANNOUNCES
THIRD QUARTER OPERATING RESULTS

          Midland, MI -- Alan W. Ott, Chairman of Chemical Financial Corporation, today announced record third quarter net income of $12,976,000, up 23.4% over net income of $10,519,000 for the third quarter of 2000. On a per share basis, net income for the quarter ending September 30, 2001 was $.61 per share, an increase of 24.5% over the $.49 per share earned in the third quarter of 2000.

          The Corporation's return on average assets and return on average equity was 1.58% and 13.8%, respectively, for the three months ended September 30, 2001, as compared to 1.38% and 12.5%, respectively, for the three months ended September 30, 2000.

          The growth in net income in the third quarter, as compared to the comparable period in 2000, resulted from a 15.9% increase in net interest income and from a 22% increase in non-interest income, primarily attributable to increased gains on the sale of real estate mortgages in the secondary market.

          For the nine months ended September 30, 2001, the Corporation earned net operating income of $36,022,000, or $1.68 per share, as compared to net income of $30,620,000, or $1.43 per share, for the first nine months of 2000. This represents an increase of 17.5% in operating earnings per share. Net operating income in 2001 excludes pre-tax non-recurring expenses of $9,167,000, or $7,076,000 on an after-tax basis, incurred in the first quarter of 2001 to complete the merger with Shoreline Financial Corporation and for internal bank consolidations. Including the merger related and consolidation charges, the Corporation reported net income for the first nine months of 2001 of $28,946,000, or $1.35 per share.

          The Corporation completed the acquisition of Bank West Financial Corporation ("BWFC") on September 14, 2001. BWFC was the parent company of Bank West, a Michigan stock savings bank with six offices in Kent and Ottawa Counties and total assets of approximately $300 million. Bank West was merged into the Corporation's existing subsidiary, Chemical Bank West, Cadillac, MI. The total value of the transaction was $29.8 million and was accounted for by the purchase method of accounting. Therefore, the assets and liabilities of Bank West are reflected in the Corporation's balance sheet as of September 30, 2001 and the net income of Bank West from September 14, 2001 forward is included in the consolidated income statement.

          Total assets at September 30, 2001 were $3.52 billion, up $465 million, or 15.2%, from September 30, 2000. Total deposits at September 30, 2001 were $2.81 billion, up 14.3% over total deposits of $2.46 billion at September 30, 2000. Total loans increased 21.6% during the latest twelve months, from $1.83 billion at September 30, 2000, to $2.22 billion in outstanding loans at September 30, 2001.

          The Corporation's provision for loan losses for the three and nine months ended September 30, 2001 was $432,000 and $1,274,000, respectively, as compared to net loan losses during the same time periods of $372,000 and $777,000, respectively. As of September 30, 2001, the allowance for loan losses was $31.14 million and represented 1.40% of total loans. Nonperforming loans were $13.3 million, or .60% of total loans, at the current quarter end.

          Shareholders' equity at September 30, 2001 was $383.7 million, or $17.91 per share, and represented 10.9% of total assets at the current quarter end.

          Chemical Financial Corporation is the fourth largest bank holding company headquartered in Michigan. The Company's four Subsidiary Banks operate 128 "Chemical Bank" offices and 2 loan production offices spread over 33 counties in the lower peninsula of Michigan. CFC Data Corp, Midland, is the Company's wholly owned data processing subsidiary.

          Chemical Financial Corporation common stock trades on the NASDAQ Stock Market under the symbol CHFC and is one of the issues comprising the Nasdaq Financial 100 index.

Forward Looking Statements

This press release contains forward-looking statements. Forward-looking statements include expressions such as "anticipate", "believe", "expect", "intend", and "view", which are necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. Internal and external factors that might cause such a difference include, but are not limited to, the possibility that anticipated cost savings and revenue enhancements from the consolidations may not be fully realized within the expected time frame and that future circumstances could cause business decisions to be decided differently than now intended. Actual results could materially differ from those contained in, or implied by such statements. Chemical undertakes no obligation to release revisions to these forward-looking statements or reflect events or conditions after the date of this release.

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Chemical Financial Corporation Announces Third Quarter Operating Results

Consolidated Balance Sheets (Unaudited) Chemical Financial Corporation and Subsidiaries

	September 30
(In thousands)	2001	2000
Assets	$129,506	$113,650
Federal funds sold	133,550	136,100
Interest-bearing deposits with unaffiliated banks	52,228	5,550
Investment securities taxable	841,086	833,798
Investment securities nontaxable	61,793	66,949
Total Investment Securities	902,879	900,747
Commercial and agricultural loans	350,181	300,194
Real estate construction loans	115,536	78,378
Real estate commercial loans	414,554	301,368
Real estate residential loans	837,796	760,356
Consumer loans	504,458	386,956
Total Loans	2,222,525	1,827,252
Less: Allowance for loan losses	31,143	26,435
Net Loans	2,191,382	1,800,817
Premises and equipment	42,736	37,740
Intangible assets	43,111	22,072
Other assets	25,629	39,820
Total Assets	$3,521,021	$3,056,496
Liabilities and Shareholders' Equity
Noninterest-bearing deposits	$435,818	$383,507
Interest-bearing deposits	2,378,756	2,079,532
Total Deposits	2,814,574	2,463,039
Other borrowings	129,017	109,830
Interest payable and other liabilities	23,554	24,303
FHLB advances	170,168	113,413
Total Liabilities	3,137,313	2,710,585
Shareholders' Equity:
Common stock, $1 par value	21,427	21,381
Surplus	258,685	257,466
Retained earnings	89,039	70,155
Accumulated other comprehensive income (loss)	14,557	(3,091)
Total Shareholders' Equity	383,708	345,911
Total Liabilities and Shareholders' Equity	$3,521,021	$3,056,496

Chemical Financial Corporation Announces Third Quarter Operating Results

Consolidated Statements of Income (Unaudited) Chemical Financial Corporation and Subsidiaries

	Quarter Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share data)	2001	2000	2001	2000
Interest Income
Interest and fees on loans	$41,016	$37,708	$117,944	$108,222
Interest on investment securities:
Taxable	12,200	13,113	37,276	39,735
Nontaxable	813	918	2,553	2,668
Total Interest on Securities	13,013	14,031	39,829	42,403
Interest on federal funds sold	1,126	2,083	4,016	5,094
Interest on deposits with unaffiliated banks	236	148	454	516
Total Interest Income	55,391	53,970	162,243	156,235

Interest Expense
Interest on deposits	19,702	21,960	60,820	62,591
Interest on short-term borrowings	635	1,330	2,317	3,036
Interest on medium- and long-term borrowings	1,632	1,852	5,004	4,736
Total Interest Expense	21,969	25,142	68,141	70,363
Net Interest Income	33,422	28,828	94,102	85,872
Provision for loan losses	432	290	1,274	730
Net Interest Income after
provision for loan losses	32,990	28,538	92,828	85,142

Noninterest Income
Trust services revenue	1,603	1,655	4,938	5,066
Service charges on deposit accounts	2,574	2,583	7,994	7,436
Other charges and fees for customer services	1,737	1,605	5,164	4,804
Mortgage banking income	1,727	444	3,659	1,133
Investment securities gains	122	17	414	92
Other	131	154	391	359
Total Noninterest Income	7,894	6,458	22,560	18,890

Operating Expenses
Salaries and employee benefits	12,303	11,450	35,588	34,098
Occupancy and equipment	3,396	3,262	10,096	9,768
Other	5,694	4,714	15,724	14,904
Merger related/consolidation			9,167	-
Total Operating Expenses	21,393	19,426	70,575	58,770
Income Before Income Taxes	19,491	15,570	44,813	45,262
Federal income taxes	6,515	5,051	15,867	14,642
Net Income	$12,976	$10,519	$28,946	$30,620

Net income per share:
Basic	$0.61	$0.49	$1.35	$1.43
Diluted	0.61	0.49	1.35	1.43
Diluted - operating income	0.61	0.49	1.68	1.43

Cash dividends per share	0.24	0.22	0.72	0.66

Average shares outstanding:
Basic	21,432	21,395	21,428	21,434
Diluted	21,497	21,444	21,483	21,493

Chemical Financial Corporation Announces Third Quarter Operating Results

Financial Summary Chemical Financial Corporation and Subsidiaries

	Quarter Ended September 30,		Nine Months Ended September 30,
	2001	2000	2001	2000
Average Balances (Dollars in thousands)
Total assets	$3,261,785	$3,042,812	$3,126,873	$2,988,519
Total earning assets	3,068,196	2,841,600	2,943,552	2,799,528
Total loans	2,023,392	1,795,612	1,926,651	1,748,769
Total deposits	2,626,991	2,436,758	2,517,248	2,426,220
Total shareholders' equity	374,274	335,891	363,630	334,878
Shareholders' equity/assets	11.5%	11.0%	11.6%	11.2%
At Period End (Dollars in thousands)

Credit Quality Statistics
Nonaccrual loans			$7,284	$7,359
Loans 90 or more days past due
and still accruing			6,045	1,763
Restructured loans			0	18
Total nonperforming loans			13,329	9,140
Repossessed assets acquired (RAA)			621	897
Total nonperforming assets			13,950	10,037
Net loans charged off			777	469

Allowance for loan losses ratio			1.40%	1.45%
Allowance for loan losses as a
percent of nonperforming loans			234%	289%
Nonperforming loans as a
percent of total loans			0.60%	0.50%
Nonperforming assets as a
percent of total loans plus RAA			0.63%	0.55%
Net loans charged off as a
percent of average loans (annualized)			0.05%	0.04%
Performance Ratios (annualized)
Net interest margin (FTE)	4.40%	4.13%	4.36%	4.19%
Return on average assets	1.58%	1.38%	1.24%	1.37%
Return on average assets
- net operating income (1)	1.58%	1.38%	1.54%	1.37%
Return on average shareholders' equity	13.8%	12.5%	10.6%	12.2%
Return on average shareholders' equity
- net operating income (1)	13.8%	12.5%	13.2%	12.2%

Chemical Financial Corporation Announces Third Quarter Operating Results

Selected Quarterly Information Chemical Financial Corporation and Subsidiaries

	3rd Qtr. 2001	2nd Qtr. 2001	1st Qtr. 2001	4th Qtr. 2000	3rd Qtr. 2000
Summary of Operations
(thousands)
Interest income	$55,391	$53,300	$53,552	$54,641	$53,970
Interest expense	21,969	22,099	24,073	25,593	25,142
Net interest income	33,422	31,201	29,479	29,048	28,828
Provision for loan losses	432	437	405	857	290
Net interest income after provision
for loan losses	32,990	30,764	29,074	28,191	28,538
Noninterest income	7,894	7,644	7,022	6,450	6,458
Noninterest expense before special charge	21,393	20,234	19,781	19,381	19,426
Special charge:
Before tax	-	-	9,167	-	-
After tax	-	-	7,076	-	-
Income taxes	6,515	6,093	3,259	5,079	5,051
Net income	12,976	12,081	3,889	10,181	10,519
Net operating income (1)	12,976	12,081	10,965	10,181	10,519

Per Common Share Data
Net income:
Basic	$0.61	$0.56	$0.18	$0.47	$0.49
Diluted	0.61	0.56	0.18	0.47	0.49
Diluted - net operating income (1)	0.61	0.56	0.51	0.47	0.49
Cash dividends	0.24	0.24	0.24	0.22	0.22
Book value	17.91	17.28	16.91	16.72	16.18

(1)

Net operating income is based on net income that excludes merger related and consolidation costs incurred in connection with the merger with Shoreline Financial Corporation and the Corporation's internal consolidation of nine of its eleven bank charters into two.